                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 5

               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).
[_]  Form 3 Holdings Reported
[X]  Form 4 Transactions Reported

-------------------------------------------------------------------------------
1.   Name and Address of Reporting Person*

    VEITIA-WILLIAMSON                  TRESA                N.
--------------------------------------------------------------------------------
   (Last)                            (First)              (Middle)

220 E. CENTRAL PARKWAY, SUITE 2060
--------------------------------------------------------------------------------
                                    (Street)

ALTAMONTE SPRINGS                   FL                        32701
--------------------------------------------------------------------------------
   (City)                            (State)                (Zip)

--------------------------------------------------------------------------------
2.   Issuer Name and Ticker or Trading Symbol

   INTERNATIONAL ASSETS HOLDING CORPORATION -- IAAC
--------------------------------------------------------------------------------

3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)

--------------------------------------------------------------------------------

4.   Statement for Month/Year

   AUGUST, 2002
--------------------------------------------------------------------------------

5.   If Amendment, Date of Original (Month/Year)

-------------------------------------------------------------------------------

6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [ ]  Director                             [_]  10% Owner
     [x]  Officer (give title below)           [_]  Other (specify below)

         VICE PRESIDENT
---------------------------------------------------

7.   Individual or Joint/Group Filing
     (Check applicable line)

     [X]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person
--------------------------------------------------------------------------------

================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                              or Beneficially Owned

====================================================================================================================================
                                                                                                           6.
                                                        4.                               5.                Owner-
                                                        Securities Acquired (A) or       Amount of         ship
                                       3.               Disposed of (D)                  Securities        Form:      7.
                                       Transaction      (Instr. 3, 4 and 5)              Beneficially      Direct     Nature of
                      2.               Code             -------------------------------  Owned at End      (D) or     Indirect
1.                    Transaction      (Instr. 8)              (A)                       of Issuer's       Indirect   Beneficial
Title of Security     Date             ------------     Amount or      Price             Fiscal Year       (I)        Ownership
(Instr. 3)            (mm/dd/yr)                               (D)                       (Instr. 3 and 4)  (Instr.4)  (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

*    If the form is filed by more than one Reporting Person, see Instruction
     4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

==============================================================================================================

1. Title of   2.Conver-  3. Trans-  4. Transac-  5. Number of    6. Date Exercis-  7. Title and   8. Price
   Derivative   sion or     action     tion         Derivative      able and Expi-    Amount of      of
   Security     Exer-       Date       Code         Securities      ration Date       Underlying     De-
   (Instr. 3)   cise        (Month/    (Instr. 8)   Acquired        (Month/Day/       Securities     riva-
                Price of    Day                     (A) or          Year)             (Instr. 3      tive
                Deriva-     Year                    Disposed of                       and 4)         Secu-
                tive se-                            (D)(Instr.                                       ity
                curity                              3,4,and 5)      ____________________________     (Instr. 5)

                                                                    Date    Expira-   Amount or
                                                                    Exer-   tion      Number of
                                                    __________      cisable Date      Shares
                                                    (A)    (D)
--------------------------------------------------------------------------------------------------------------
International
Assets Holding
Corp. Options    0.65     01/03/02       J4*         9,000        01/03/03** 01/3/12  Common   9,000   0.65

--------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------

============================================

9. Number    10. Owner-     11. Nature
   of De-        ship of        of Indi-
   rivative      Deriva-        rect ben-
   Securi-       tive Se-       eficial
   ties Ben-     curity         Owner-
   eficially     Direct         ship
   Owned         (D) or         (Instr. 4)
   at end of     Indirect
   Year          (I)
   (Instr. 4)    (Instr. 4)



--------------------------------------------

    34,443        D

--------------------------------------------

--------------------------------------------

--------------------------------------------

--------------------------------------------

--------------------------------------------

--------------------------------------------

--------------------------------------------

--------------------------------------------

============================================

Explanation of Responses: *GRANT OF OPTIONS FROM ISSUER **3,000 exercisable on 01/03/03; another 3,000 exercisable on 10/5/03; the additional 6,666 exercisable on 10/5/04.

/S/ TRESA N. VEITIA-WILLIAMSON                                  08/27/02
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date